MANAGEMENT DISCUSSION SECTION

Operator: And welcome to the Independent Bank Corp. Earnings Conference Call Third Quarter 2008 Conference. All participants will be in a listen-only mode. There’ll be an opportunity for you to ask questions at the end of today’s presentation. [Operator Instructions] Please note this conference is being recorded.

Now, I would like to turn the conference over to Chris Oddleifson. Mr. Oddleifson, please begin.

Christopher Oddleifson, President and Chief Executive Officer

Thank you very much, and good morning. And thank you everyone for joining us this morning. I’m joined by Denis Sheahan, our Chief Financial Officer, who will after my comments, review our current financial performance, credit quality and outlook. And I’ll begin with a customary cautionary statement.

This call may contain forward-looking statements with respect to the financial condition, results of operations and business of Independent Bank Corp. Actual results may be different. Independent Bank Corp. cautions you against unduly relying upon any forward-looking statements and disclaims any intent to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise.

All right. Now, I’ll begin my comments. The third quarter with a net income of $8.8 million or $0.54 per share was another good one for us. We continue to perform well and make progress on a number of key fronts. But before I discuss that, I’d like to first share some observations and thoughts that guide how we’re managing our company during these times.

The strong performance of Rockland Trust reflects our strength and stability. Although, we are living through the most severe financial crisis that our country may experience in our lifetimes, Rockland Trust continues to perform well and has avoided the land mines that have beset many others. Our credit and risk disciplines have served us well through this difficult environment. And there’s no substitute for thorough knowledge of local markets and customers when making credit decisions.

The financial crisis has put the competitive landscape influx, and has caused profound industry shakeout. Rockland Trust is well-positioned to take advantage of the market disruption and we’re already realizing some opportunities. We’re not hunkering down or waiting for the storm to pass, we’re very much open for business, accepting deposits and making loans and are busy responding to the needs of new customers who have come to us in search of a safe payment.

We’re also however well aware of the recessionary forces out there, and we’re being very careful in our underwriting. Locally, the growth of real gross domestic product in Massachusetts has slowed in the third quarter, when it was estimated to have grown in an annual rate of 1% according to the Mass Benchmark’s current economic index. Since the beginning of the year, the growth of the state economy has slowed steadily. In the first quarter, this state is estimated to have grown at 2.1% annual rate, followed by 1.4% rate of growth in the second quarter.

Encouragingly, overall Massachusetts’ unemployment stands at 5.3% supported by a diverse economy as well as our healthcare and education sectors, while we do not have any statistics, I suspect that our South Coast region, which is close to the Rhode Island which has a higher rate of unemployment, does have a higher rate there in that area as well.

In our primary county, Plymouth County median home prices have dropped 14% since their peak in this third quarter of 2005. However, our recent quarter median prices are stable, and Bristol and Barnstable counties that dropped from peak is closer to 20%, since the peak quarter and we expect some downward pressure to persist.

Interestingly for our closure activity for the state is down, when you compare September ‘07 to September ‘08 by 12%. And this is after the impact of the state mandated 90-day cure period has sort of passed. Although, I’m not sure what to make of that, we will be monitoring that closely.

Our franchise is holding up nicely on our position of strength as a result of a number of disciplined and focused actions we have taken over the past few years. For example, we have been very prudent and conservative commercial loan underwriters for a number of years. Over the last several years, we have significantly reduced below hurdle assets. We are growing competitively advantaged loan businesses, we have grown our wealth management business.

We have improved our funding mix and we’ve taken and are taking a number of steps to improve our liquidity. We’ve been managing expenses tightly, while also funding growth initiatives. We’ve completed a number of technology-driven improvements in efficiency and effectiveness. And we’ve adopted an opportunistic and selective approach to acquisitions and have successfully integrated Falmouth Bancorp, Slades Bank, Compass Exchange Advisors and O’Connell Investment Services.

We believe that the cumulative effect of these actions in tandem with our disciplined management team is steering us well through the current turmoil and positions us to be a net beneficiary in the industry fallout. Having strength allows us to really demonstrate and solidify our market positions and develop more and deeper relationships for their customers. For example, our pipeline in our commercial division has never been stronger, as a result of several big players in the market pulling back on lending, the securitization market being dormant, the smaller players not being able to fulfill needs, we are attracting more commercial relationship proposals.

We are tracking excellent new commercial banking officers that are bringing with them some very fine relationships. Simple as it sounds, having an ability to really focus on customers, select prospects and the related opportunities, while they’re bent on problems is a big advantage. Our loan and deposit growth is, as Denis will explain shortly, strong.

In our Investment Management Group, assets under management are holding up well, as of the end of the third quarter, despite the plummeting markets. We started the year at $1.29 billion, and we now have $1.26 billion, only a 2.1% decrease. We have a high-touch approach with the team consisting of CFAs and CFPs who were groomed in some of the better known investment management firms in the country and our core port equity portfolio has significantly outperformed the S&P year-to-date.

The turmoil in the marketplace is creating opportunities in our Investment Management Group where clients are consolidating their assets with us, and we’re being introduced to an increased number of prospective clients.
Our branch-based retail business is likewise strong and is the hub of many referrals throughout the entire bank. Over the last several years, we’ve consciously moved to a customer needs centric model. This has included an enormous amount of training in the nature of relationships, how to build them, and how to grow them. These are then complemented by our branch-based score card and incentive program, and most importantly, an observation score card and coaching-based management process.

We’re very encouraged by our third quarter results and I would just sort of summarize the highlights being our net interest margin improvement, growth in a number of loan categories, strong deposit growth, credit quality is in good shape, net charge-offs being modest, we do see some pressure on individual credits, but no systemic problems, but expense control is in solid capital position.

So in summary, we’re well-positioned to move forward. We are still growing loans and deposits. We’re not saddled by large charges or troubled exposures. We have an ample capital base, including our recent sub-debt issuance. We have integrated our acquisitions well, and we’re maintaining an active marketing posture. For companies in our position, it is not simply a matter of surviving this environment, we intend to thrive by capitalizing on the opportunities presented by the disarray among our competitors to add customers and leverage our strength, and that concludes my comments.

I’ll now turn it over to Denis.

Denis K. Sheahan, Chief Financial Officer and Treasurer

Thank you, Chris, and good morning. First of all, I’ll review our third quarter 2008 performance with some key takeaways for the quarter. And then I’ll talk about earnings guidance for the remainder of this year.
As Chris mentioned, Independent Bank Corp. reported net income of $8.8 million or GAAP diluted earnings per share of $0.54 for the third quarter of 2008, as compared to $8.3 million or $0.60 GAAP diluted earnings per share for the same period last year.

On the year-to-date basis, GAAP diluted earnings per share was $1.34, a decrease of 8% from the comparable prior year period. There are a number of non-core items in the various periods detailed in the table in the earnings release. Excluding these non-core items, diluted earnings per share on an operating basis were $0.51 for the quarter ended September 30, 2008, as compared to $0.60 in the prior year quarter, and $1.43 for the nine months period, a decrease of 9% from last year.

Key takeaways in the third quarter. First and foremost, Independent Bank Corp. and Rockland Trust Company are strong. As Chris stated, we’re capitalizing on opportunities. We’re lending. We’re gathering deposits. We have strong profitability, strong margins and ample capital base to support growth, and are poised to continue growing our customer base in a typically responsible manner.

Loan demand is good, commercial is up, excluding the loans acquired due to the Slades acquisition by $72 million since year-end or 8% on an annualized basis. While year-to-date growth is strong, we as anticipated experience large payoffs in the third quarter. You will note that our construction portfolio is down $20 million that offset organic growth.

As Chris mentioned, our pipeline is remarkably strong in this business. However, we remain selective in the borrowers we choose. Home equity lending continues to see strong growth, up 19% on an annualized basis excluding Slades, even in a tightened underwriting environment. We originate high LTV, high credit score, loan and lines to primarily customers within our footprint. None of this is brokered lending.

We’ve a continued strong and expanding net interest margin. The net interest margin for the third quarter was 4.09%, and 4.00% for the year-to-date period, as compared to 3.98% and 3.94% for the comparable period in 2007. This stability and expansion of the net interest margin is a result of the continued care for liability management in an outstanding deposit base, combined with our disciplined asset origination focus in growing where we’re strong, commercial banking and de-emphasizing where we lack competitive advantage, consumer automobile lending.
Deposits grew by $64 million for the quarter or approximately 10% on an annualized basis in Q3. On a year-to-date basis, excluding Slades acquired balances, net of anticipated run-off of their high-priced deposits and brokerage CDs, deposits were up $136 million or 9%. We’re very focused on generating deposits and see great opportunity as we move into the fourth quarter.

Core non-interest income growth, up 20% for the third quarter and 17% on a year-to-date basis remains a key highlight, driven by growth in our wealth management business. In the third quarter, we took an additional other-than-temporary impairment charge against our portfolio of BBB rated performing pooled bank trust preferred securities, amounting to a pre-tax charge of $720,000 or $0.03 diluted earnings per share. The year-to-date OTTI charge on these bonds amounts to $2.6 million pre-tax or $0.11 a share.

As you can appreciate making fair market value and impairment judgments in highly illiquid market is not easy, but we have treated these charges as core and included them in our reference to operating earnings.

While we’ve taken a conservative approach by recognizing impairments on these bonds, we anticipate that the intrinsic value of these securities will be greater in a more normalized market environment over the long-term. Non-performing assets were 51 basis points of total assets of September 30, 2008, as compared to 36 basis points at June 30, 2008. Increases on a link quarter basis were primarily in residential real estate, which was up $2.3 million and commercial and commercial real estate combined, up $4.3 million. The commercial and commercial real estate increase is associated with a single developer, and we anticipate that we will work out this credit effectively.

Net charge-offs were $4.4 million year-to-date or 23 basis points on an annualized basis. The third quarter included approximately $800,000 in charge-offs and partial charge-offs associated with the home equity portfolio based upon a thorough review of the underlying collateral on a rescored and revalued basis during the quarter.
As disclosed earlier in the quarter, Rockland Trust issued $30 million of subordinated debt to fund future growth opportunities. We were pleased with a strong investor interest in this issuance and the speed with which it closed. The debt has a fixed interest rate of 7.02% for the first five years and is callable at that point. This transaction boosts regulatory capital, and we estimate total risk-based capital at September 30 at around 12%. The recently announced U.S. government talk could provide access to additional capital for the company. We have not yet concluded our evaluation of that program.

And now earnings guidance; our last earnings estimate called for operating diluted earnings per share in the range of $2.06 to $2.10 for 2008. We now revise that guidance to $1.90 to $1.93 for the following reasons. The additional OTTI charge in the third quarter amounted to $0.03. We’re not anticipating additional charges at this point, but it’s a difficult area in which to make a judgment at this point.

Mortgage banking production fall-off accounts for about $0.03 of the reduction in the estimate, as home sales have not met our expectation. Loan workout expense and loan loss provisioning will equate to $.02 to $0.03 of the reason for the reduction in the estimate, due to more protracted and increasing loan workouts.
Higher deposit costs equate to about $0.02 of the change in the estimate, given the fierce competition in our market by those banks with significant liquidity pressures. Advertising will cost about a $0.01 more than we anticipated, as we market to attract new customers in an environment with a great opportunity for a strong bank.

Wealth management revenue will likely be down by about $0.02 compared to our prior estimate, due to the turmoil in the stock market over the past month. And benefits will account for about $0.02 of the reduction, largely due to the market impact on our frozen defined benefit pension plan. We feel that lowering the outlook is very reflective and in keeping of the very difficult macroeconomic environment we’re operating in. But we expect to remain solidly profitable, with continued growth in many of the key fundamentals.

I will now open the call for questions.

QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] Our first question is from Damon DelMonte of KBW. Please go ahead.

<Q – Damon DelMonte>: Hi. Good morning guys. How are you?

<A – Christopher Oddleifson>: Good morning.

<A – Denis Sheahan>: Good morning, Damon.

<Q – Damon DelMonte>: Denis could you share with us a little bit, your findings of your home equity analysis and kind of what you saw for a change of maybe FICO scores or loan-to-values or kind of a little bit of more color as to what led you to make those charge-offs?

<A – Denis Sheahan>: Sure. Just before I do that, I need to make a correction. I said something incorrectly. I said that we originated high LTV. We actually originate low LTV, high-credit score loans and lines to customers in our footprint. But we – Damon, we periodically, we twice a year, we revalue the portfolio. We score every quarter, but we revalue the portfolio twice a year. We did it most recently after the June quarter.
We didn’t see significant deterioration, but we – I’ll give you some averages here in a moment for the portfolio. For the loan portfolio the weighted average LTV of our home equity loan portfolio is 54%, weighted average FICO is 748. The weighted average LTV of the line portfolio is 62% and the weighted average FICO is 757. We look at specifically at our watchlist and our non-performing assets in the home equity area beyond just doing the revalue, which is sort of an automated revaluation. We get broker opinions in certain situations of the value of those assets that are in delinquency, and in certain cases we do a full reappraisal. And based on that information, we felt it was appropriate to recognize impairment on loans that are either in non-performing or in certain cases delinquent based upon that information.

<Q – Damon DelMonte>: I mentioned this one of [inaudible].

<A – Christopher Oddleifson>: Yes. I mean, what also may be relevant, Damon, is that the -take the overall portfolio at the end of June in a home equity was a weighted average LTV of 54. And then with the revaluation work we did and so on that the portfolio weighted average LTV went up to 57. So that’s, I think, maybe one of the impacts you’re looking for.

<Q – Damon DelMonte>: Okay. Thank you. And then with respect to the commercial real estate growth that you saw this quarter, could you tell us a little bit about where that came from? Was it owner-occupied or what drove that?

<A – Denis Sheahan>: Well, overall, commercial real estate when you, accounting for construction as well, the total commercial real estate was flat for the quarter as we did have some significant payoffs, we talked about. The growth that we had though excluding that payoff was across a variety of different industries, nothing specific to one industry or one loan type. I mean, it’s – we’re seeing very good demand, as Chris mentioned, because this pipeline is so large. Our approved pipeline is also so large. We’re seeing opportunities from other financial institutions that perhaps we wouldn’t have seen in the past.

<Q – Damon DelMonte>: Okay. Okay. That’s all I have for now. Thank you.

<A – Christopher Oddleifson>: Thank you.

Operator: Our next question is from Laurie Hunsicker of Stifel Nicolaus. Please go ahead.

<Q – Laurie Hunsicker>: Yes, hi. Good morning.

<A – Denis Sheahan>: Good morning, Laurie.

<Q – Laurie Hunsicker>: Just wondered on credit, just looking for a little bit more detail if you can give it. Do you have a breakdown of net charge-offs by category or just sort of an approximate?

<A – Denis Sheahan>: Sure.

<Q – Laurie Hunsicker>: And then while you’re looking that up too, I just wondered if you could give us a little bit more color on that commercial loan that you mentioned earlier that was associated with the single developer? And then also if you have a classified asset number, the problem loans that corresponds with the June number of 49.7 million?

<A – Denis Sheahan>: On the latter, no, I don’t have that, Laurie, but it will be in our 10-Q filing. I just don’t have that.

<Q – Laurie Hunsicker>: Okay. Okay.

<A – Denis Sheahan>: The charge-offs for the quarter; home equity net charge-offs were $817,000;
small business, $436,000; and then all other consumer, $762,000. And all other consumer is auto direct consumer lending, consumer lines that sort of stuff. That’s a little over $2 million.

<Q – Laurie Hunsicker>: Okay. So nothing on the commercial real estate side again?

<A – Denis Sheahan>: It was peanuts. Actually, zero in commercial real estate. CNI for the quarter was actually a net recovery of $5,000.

<Q – Laurie Hunsicker>: Great.

<A – Christopher Oddleifson>: On the – on that one commercial credit we mentioned, it’s a very long-time customer. We know them very, very well. We know the properties well. We’re very well collateralized and just got caught up a little bit on the rate of the absorption and the rate of sales.

<Q – Laurie Hunsicker>: Okay. And what is the total number, amount of the loan?

<A – Denis Sheahan>: It’s about $5.5 million. It’s across both the CNI category and commercial real estate.

<Q – Laurie Hunsicker>: And commercial real estate, okay.

<A – Christopher Oddleifson>: It’s a number of loans, Laurie. It’s not one loan.

<A – Denis Sheahan>: I think it’s a number of properties, a number of loans.

<Q – Laurie Hunsicker>: And how much of that is raw land?

<A – Denis Sheahan>: None of it -<A – Christopher Oddleifson>: Yes, I don’t think any of it.

<Q – Laurie Hunsicker>: And what – is this a single family development or is this business development or is it both?

<A – Christopher Oddleifson>: Single family.

<Q – Laurie Hunsicker>: Single family, okay. And, I mean, anything that you can give us, color wise, number of lots or location or general location?

<A – Denis Sheahan>: We can tell you it’s 13 separate loans, is our understanding.

<Q – Laurie Hunsicker>: Okay.
<A – Denis Sheahan>: So, I mean, that gives you an indication of the size of each individual credit. So it’s not one large individual loan.

<Q – Laurie Hunsicker>: Okay. And on the commercial real estate piece, do you have a breakdown of what’s split between CNI and what’s split between commercial real estate?

<A – Denis Sheahan>: In what in – in total loans or —?

<Q – Laurie Hunsicker>: Yes. Of the 5.5 million, how that shakes out? Is it basically half and half or —?

<A – Denis Sheahan>: No. About a $1 million is in CNI, the rest is in commercial real estate.

<Q – Laurie Hunsicker>: Okay. And then, so for the commercial real estate side but do you have a LTV on that?

<A – Denis Sheahan>: No, we do not.

<Q – Laurie Hunsicker>: If you were to sort of ballpark guess on that combined basis?

<A – Denis Sheahan>: Very manageable. I mean, we expect this to work out very —just fine.

<Q – Laurie Hunsicker>: Okay.

<A – Christopher Oddleifson>: It’s somebody we’ve known for many years who has just run on some difficult times and we’re – as we do with all our customers, are working very effectively with this individual and we believe we’re going to be just fine.

<Q – Laurie Hunsicker>: Okay. Okay. That’s great. And so, obviously, if you had concerns, we would have probably seen you take some charge-offs in this quarter?

<A – Christopher Oddleifson>: Yes.

<Q – Laurie Hunsicker>: Proactively, okay. Good. And so just one last question here with respect to loan loss provisioning. Your provision, obviously, matched your charge-offs. Is your goal to stay at this 1.29% reserves to loans ratio, or I mean what sort of general guidance can you provide on reserves to loan targets or provisioning, or how you look at it?

<A – Denis Sheahan>: We think our reserve is adequate where it is at this level. And we would envision maintaining that level of adequacy. I mean, our intent is not to eat into our existing reserve in any fashion. We would expect, given all the criteria and the quality of our portfolio, that we’d be maintaining it around this level.

<A – Christopher Oddleifson>: And Laurie, we have – we do have a very detailed methodology in which we establish the allowance for loan loss, that really looks at our history going all the way back to 1986. So through even our tough times in the late 80s, early 90s and that’s all factored in.

<Q – Laurie Hunsicker>: Okay. Okay. Great. And then, I’m sorry, just one last question. Net interest margin for the month of September, do you have that number?

<A – Denis Sheahan>: I think it was 4.10.% Do you know by any chance? Just looking it up for you,
Laurie.

<Q – Laurie Hunsicker>: Okay.

<A – Denis Sheahan>: 4.06%, Laurie.

<Q – Laurie Hunsicker>: 4.06%, okay. Great. Thanks a lot, you all.

<A – Denis Sheahan>: Yes.

Operator: Our next question is from John Stewart of Sandler O’Neill. Please go ahead.

<Q>: Good morning, guys.

<A – Christopher Oddleifson>: Good morning.

<A – Denis Sheahan>: Good morning.

<Q>: Just a little bit more, excuse me, clarity on the home equity charge-offs of $817,000. How much of that would you attribute to kind of a true-up from your analysis this quarter?

<A – Denis Sheahan>: $650,000.

<Q>: Okay. Okay. And then, I guess, just a little bit more detail on the trust preferreds that you have. I believe the cost basis now is just over 16, or is it $16 million. Is that right? Post the – post the charge taken this quarter, the ODGI, what are those now marked at fair value?

<A – Denis Sheahan>: When you’re referring to, John, the $16 million. I don’t understand your question, the $16 million. We have a portfolio in total of trust preferreds. The current market value is, let me see, is $19 million of the portfolio. Original par is, it’s a little over $30 million, it’s 32, $33 million. So are you – are you referring to, I mean, specifically BBBs?

<Q>: Yes. I was talking specifically about the BBBs areas?

<A – Denis Sheahan>: The BBBs, okay. We have – the market value of those bonds is $1.9 million.

<Q>: Okay.

<A – Denis Sheahan>: We have the mark to – the original par is more like $4.5 million.

<Q>: Okay. And the rest of the – I guess, it’s $17 million roughly. Is that —are those all single issuers?

<A – Denis Sheahan>: No. The – let me just back up and give you some broad information about the portfolio as a whole. The portfolio is 32 – it’s about $33 million in total, okay, of trust preferreds. Of that we have – right, right – we have $14.5 million is individual issued. So $14.5 million is individual issued, about 19 is pooled at par value. It’s pool trust preferreds ranging from BBBs where we’ve taken impairment charge all the way up to AAAs.

<Q>: Okay.

<A – Denis Sheahan>: So the 19 is the original par value of those pooled trust preferreds. The
BBB component of that was $4.5 million, and we’ve written that down to 1.9.

<Q>: Okay. Can you share the fair market values on the individual piece and the pools in total?

<A – Denis Sheahan>: Yes. So you want the price or the actual fair market value?

<Q>: The fair – whatever you have them marked to now.

<A – Denis Sheahan>: Okay. The pool excluding the BBB, I’ve already given you BBBs, it’s $7.9 million, so greater than BBB is $7.9. And then $1.9 for the BBBs, so you’re at the $9.8 million in total for the pooled trust preferreds.

<Q>: Okay. And the individuals?

<A – Denis Sheahan>: Individuals, $9.7 million.

<Q>: Okay. And can you share with us who the issuers are of the individual pools, are they – the individual issues you own?

<A – Denis Sheahan>: No.

<Q>: Okay. Okay. I think that was all that I had. Thank you very much.

<A – Denis Sheahan>: Sure. You’re welcome.

Operator: Our next question is from Bryce Rowe of Robert W. Baird. Please go ahead.

<Q – Bryce Rowe>: Thanks. Good morning.

<A – Christopher Oddleifson>: Good morning.

<A – Denis Sheahan>: Good morning.

<Q – Bryce Rowe>: Denis and Chris, can you guys mention the opportunity in the fourth quarter to capture deposits? And also you mentioned already realizing some opportunities from the market turmoil, if you could expand on that? And then second question, Denis, you talked about in your guidance the impact of higher deposit costs. Looking at the funding costs for the quarter, it looks like time deposit costs came in considerably on a sequential basis. Money market deposit rates were higher versus the second quarter. Is the source of that negative higher deposit cost impact, is it on anticipated higher money market costs or is it time deposits?

<A – Denis Sheahan>: First of all on the opportunity for deposits in the fourth quarter and actually what we’ve been seeing throughout the third quarter is it’s a combination of people coming to us, customers coming to us, because they view us in the market as strong and healthy relative to what’s happening to some other organizations. As much as what’s been happening nationally with the large institutions, the Wells Fargo and JPMorgan, et cetera, that’s not in our area. They are not in our area. That doesn’t particularly have an impact on us. It’s more the regional players that are having difficulties, and we’re seeing customers coming in, bringing in deposits. We’re able to attract those customers to the organization just based upon our reputation as being strong, locally-based community bank that isn’t having any issues that many of the other organizations are.

In addition, we’re reaching out, we’re talking to our communities about our strength and we’re reaching out and doing some additional advertising, both about the strength of the company as well as recognizing that this is an opportunity to try and bring in additional deposits. So that’s why we believe that Q4 will be quite good from a deposit perspective and that’s why we’ve had good growth in the third quarter.

In terms of thinking about the cost of those deposits, deposit rates continue to be somewhat irrational in the marketplace. But it’s perhaps understandable when you recognize some of the deposit outflows at those regional players. And they are having to react with significant deposit pricing in order to retain deposits. So if we’re in a mode of looking to take advantage of that situation and to raise some deposits ourselves, we’re having to compete to some degree, so even though our margin is very strong, over 4%, we think there will be some pressure on that into the fourth quarter and perhaps into the beginning of next year.

<Q – Bryce Rowe>: Okay. And can you guys quantify, you talked about the loan pipelines, can you quantify what that is?

<A – Denis Sheahan>: It’s several $100 million, Bryce, I mean, of raw backlog. It’s the highest that it has been in our history. And then the approved backlog is less than that, but it’s a – we feel pretty good about it, but it’s several $100 million.

<A – Christopher Oddleifson>: The raw backlog price is sort of on really – it just had, it has had a very, very preliminary screen, maybe a conversation or two.

<Q – Bryce Rowe>: Okay.

<A – Christopher Oddleifson>: Not anything that, any sort of credit analysis.

<Q – Bryce Rowe>: Okay, understood. Thanks, guys.

<A – Christopher Oddleifson>: Okay.

Operator: And gentlemen, I’m showing no other questions in the queue at this time. I can give the instructions again or you can give your closing remarks.

Christopher Oddleifson, President and Chief Executive Officer

I think we’re all set. Thank you very much, everybody. We look forward to talking to you into the new year. Bye.

Operator: The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.